                                                                     EXHIBIT 4.1


                 CERTIFICATE OF DESIGNATION AND DETERMINATION OF
                            RIGHTS AND PREFERENCES OF
                    CONVERTIBLE PREFERRED STOCK, SERIES A, OF
                                POWERBRIEF, INC.


         PowerBrief, Inc., a Texas corporation (the "Company"), does hereby certify that:

         FIRST:   The name of the Company is PowerBrief, Inc.

         SECOND: By unanimous vote of the Board of Directors of the Company (the "Board of Directors"), with one director abstaining, at a meeting duly called and held, the following resolutions were duly adopted:

         RESOLVED, that pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Company, as amended through the date hereof, (the "Articles of Incorporation"), a series of the class of authorized Preferred Stock, with a par value of $0.001 per share, of the Company be hereby created, and that the designation of amount thereof and the voting powers, preferences and relative, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions of such series, be as set forth below:

         1. Designation. The designation of the Series of Preferred Stock authorized hereby shall be "Convertible Preferred Stock, Series A ("Series A Preferred Stock") with a par value of $0.001 per share, and 5,000,000 shares are hereby authorized for issuance.

         2. Ranking. The Series A Preferred Stock shall rank as to dividends senior to the Common Stock, par value $0.001 per share, of the Company (the "Common Stock") and any other class or series of capital stock of the Company (collectively with the Common Stock, the "Junior Securities").

         3. Dividends. The holders of Series A Preferred Stock shall be entitled to receive cumulative cash dividends at a rate per annum (the "Dividend Rate") of (i) $.0896 per share (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares). Such dividends shall be payable quarterly on the last business day of March, June, September and December of each year, commencing March 31, 2001 (each a "Dividend Payment Date") to holders of record as they appear on the register for the Series A Preferred Stock (the "Preferred Stock Register") on the March 15, June 15, September 15, and December 15, as appropriate, immediately preceding such Dividend Payment Date.

         At the option of the Company and except as provided below with respect to the payment of cash in respect of fractional shares, dividends on the Series A Preferred Stock may be paid, instead of in cash, in whole or in part, on declaration of the Board of Directors, in additional shares of the Series A Preferred Stock (the "Dividend Shares"); provided, however, that if no such declaration is made on or before a Dividend Payment Date, the quarterly dividend shall automatically accrue in Dividend Shares on the Dividend Payment Date. To the extent dividends are payable in whole or in part in Dividend Shares, such Dividend Shares shall be valued at $1.12 per share (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) with a liquidation value of $1.12 per share (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) and shall have all rights and preferences of the Series A Preferred Stock hereunder, including dividends payable at the rate specified in the preceding paragraph, subject to the option of the Company to pay such dividends in Dividend Shares of the Series A Preferred Stock in lieu of cash. Notwithstanding any other provisions hereof, certificates representing Dividend Shares shall not be issued to the holder entitled thereto until requested by such holder in writing.

         Dividends shall accrue from the date of original issue of the Series A Preferred Stock, except that dividends on Dividend Shares of the Series A Preferred Stock shall accrue from the date such Dividend Shares are issued. To the extent that all or any part of dividends in Dividend Shares of the Series A Preferred Stock would result in the issuance of a fractional Dividend Share of such series, then such amount shall be paid in cash.

         No dividend or distribution in cash, shares of capital stock or other property shall be paid or declared and set apart for payment on any date on or in respect of any Junior Securities, and the Company shall not redeem, purchase or otherwise acquire for value any Junior Securities while shares of Series A Preferred Stock remain outstanding.

         No dividend may be paid or declared and set apart for payment on any share of Series A Preferred Stock unless at the same time a ratable dividend in cash or Dividend Shares, as the case may be, is paid or set apart for payment on all shares of Series A Preferred Stock then outstanding.

         4. Preference on Liquidation, etc.

                  (a) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, before any payment or distribution of the assets of the Company (whether capital or surplus), or proceeds thereof, shall be made to or set apart for the holders of shares of any Junior Securities, the holders of shares of Series A Preferred Stock shall be entitled to receive payment of $1.12 per share (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) held by them, plus an amount equal to all accrued and unpaid dividends thereon. If, upon any liquidation, dissolution or winding-up of the Company, the assets of the Company, or proceeds thereof, distributed among the holders of shares of Series A Preferred Stock shall be insufficient to pay in full the respective preferential amounts on shares of Series A Preferred Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Series A Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

                  (b) After payment of the full amount of the liquidation preference to which the holders of Series A Preferred Stock are entitled, the remaining assets of the Company available for distribution to stockholders shall be distributed among the holders of the Series A Preferred Stock and the Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Series A Preferred Stock pursuant to the provisions of Section 10 hereof).

                  (c) For purposes of this Section 4, a liquidation, dissolution, or winding up of the Company shall be deemed to occur if the Company shall sell, convey, or otherwise dispose of all or substantially all of its property or business or merge with or into or consolidate with any other corporation (other than a wholly-owned subsidiary of the Company), provided that this Section 4(c) shall not apply to a transaction in which the stockholders of the Company immediately prior to the transaction own 50% or more of the voting power of the surviving corporation following the transaction.

         5. Retirement of Shares. Shares of Series A Preferred Stock that have been issued and have been redeemed, repurchased or reacquired in any manner by the Company shall be retired and not reissued and shall resume the status of authorized but unissued and non-designated shares of preferred stock of the Company.

         6. Voting. Each holder of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Series A Preferred Stock could be converted pursuant to the provisions of Section 10 hereof at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of shareholders is solicited. Each holder of Series A Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the Company (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be provided by applicable law. Except as otherwise expressly provided herein or as required by law, and except for the vote of the Series A Preferred Stock provided for in Section 7 and Section 8 hereof, the holders of Series A Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

         7. Special Voting Rights. The holders of Series A Preferred Stock, voting as a separate series, shall be entitled by written consent or at the next annual meeting of stockholders or the next special meeting of stockholders, or at a special meeting of holders of Series A Preferred Stock called as hereinafter provided, to elect two directors. The foregoing voting rights shall not diminish the right of the holders of Series A Preferred Stock to participate with holders of Common Stock and holders, if any, of any other capital stock of the Company entitled to vote for the election of directors in the election of any other directors.

         Such voting right may be exercised initially by consent in writing of the holders of a majority of the Series A Preferred Stock at the time outstanding or at a special meeting of holders of Series A Preferred Stock or at any annual or special stockholders' meeting. A special meeting for the exercise of such right shall be called by the Secretary of the Company within ten days after receipt of a written request therefor, signed by the holders of record of at least 10% of the votes of the then outstanding shares of Series A Preferred Stock; however, no such special meeting shall be held during the 90-day period preceding the date fixed for the annual meeting of stockholders.

         Any director who shall have been elected by holders of Series A Preferred Stock as a series pursuant to this subsection shall hold office for a term expiring at the next annual meeting of stockholders, and during such term may be removed at any time, either for or without cause, only by the affirmative votes of holders of record of a majority of the votes of the then outstanding shares of Series A Preferred Stock given at a special meeting of such stockholders called for the purpose or by written consent of a majority of the outstanding shares of Series A Preferred Stock. Any vacancy created by such removal may also be filled at such meeting or by such a consent. A meeting for the removal of a director elected by holders of Series A Preferred Stock as a series and the filling of the vacancy created thereby shall be called by the Secretary of the Company within ten days after receipt of a written request therefor, signed by the holders of not less than 25% of the votes of the then outstanding shares of Series A Preferred Stock. Such meeting shall be held at the earliest practicable date thereafter.

         Any vacancy caused by the death, resignation, or expiration of term of a director who shall have been elected by the holders of Series A Preferred Stock as a series pursuant to this subsection may be filled only by the holders of Series A Preferred Stock by written consent of a majority of the Series A Preferred Stock then outstanding, at any annual or special stockholders' meeting, or at a meeting called for such purpose. Such meeting of the holders of Series A Preferred Stock shall be called by the Secretary of the Company at the earliest practicable date after any such death or resignation and in any event within ten days after receipt of a written request therefor, signed by the holders of record of at least 10% of the votes of the then outstanding shares of Series A Preferred Stock.

         If any meeting of the holders of Series A Preferred Stock required by this subsection to be called shall not have been called within ten days after personal service of a written request therefor upon the Secretary of the Company or within 15 days after mailing the same within the United States of America by registered mail addressed to the Secretary of the Company at its principal office, then holders of record of at least 10% of the votes of the then outstanding shares of Series A Preferred Stock may designate in writing one of their number to call such a meeting may be called by such person so designated upon the notice required for annual meetings of stockholders. Any holder of Series A Preferred Stock so designated shall have access to the stock books of the Company for the purpose of causing meetings of stockholders to be called pursuant to these provisions.

         Any meetings of holders of Series A Preferred Stock to vote as a series for the election or removal of directors shall be held at such place or places designated in the Company's Bylaws for meeting of its stockholders or at such other place as the holders of at least 10% of the votes of the then outstanding shares of Series A Preferred Stock may designate. At such meeting, the presence in person or by proxy of holders of a majority of the votes of the then outstanding shares of Series A Preferred Stock shall be required to constitute a quorum; in the absence of a quorum, a majority of the holders present in person or by proxy shall have power to adjourn the meeting from time to time without notice, other than announcement at the meeting, until a quorum shall be present.

         8. Other Rights and Amendments. Except as otherwise provided by law, without the written consent of a majority of the outstanding shares of Series A Preferred Stock or the vote of holders of a majority of the outstanding shares of Series A Preferred Stock (voting as a class) at a meeting of the holders of Series A Preferred Stock called for such purpose, the Company will not (i) amend, alter, repeal or waive any provision of the bylaws, the Articles of Incorporation or this Certificate of Designation so as to adversely affect the preferences, rights, powers or other terms of the Series A Preferred Stock, (ii) create, authorize or issue any class or series of stock having rights, preferences or privileges senior to or on parity with the Series A Preferred Stock, or (iii) increase the authorized number of shares of Series A Preferred Stock.

         9. Issuance. The Company will not issue more than 3,000,000 shares of Series A Preferred Stock (excluding shares which may be issued as Dividend Shares in lieu of cash dividends in accordance with Section 3 hereof).

         10. Conversion. The outstanding shares of Series A Preferred Stock shall be convertible into Common Stock as follows:

         10.1 Optional Conversion.

                  (a) At the option of the holder thereof, each share of Series A Preferred Stock shall be convertible, at any time or from time to time, into fully paid and nonassessable shares of Common Stock as provided herein.

                  (b) Each holder of Series A Preferred Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series A Preferred Stock or Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted. Thereupon the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

         10.2 Conversion Price. Each share of Series A Preferred Stock shall be convertible in accordance with Section 10.1 hereof into the number of shares of Common Stock that results from dividing the liquidation value for Series A Preferred Stock (including the stated liquidation preference and accrued but unpaid dividends) by the conversion price for Series A Preferred Stock that is in effect at the time of conversion (the "Conversion Price"). The initial Conversion Price for the Series A Preferred Stock shall be $0.112 per share. The Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as provided below.

         10.3 Adjustment Upon Common Stock Event. Upon the happening of a Common Stock Event (as hereinafter defined), the Conversion Price of the Series A Preferred Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price of Series A Preferred Stock in effect immediately prior to such Common Stock Event by a fraction, (a) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (b) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price for Series A Preferred Stock. The Conversion Price for Series A Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term "Common Stock Event" means (i) the issue by the Company of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

         10.4 Adjustment for Other Dividends and Distributions. If at any time or from time to time after the date upon which any shares of Series A Preferred Stock were first issued (the "Original Issue Date") the Company pays a dividend or makes any other distribution to the holders of the Common Stock payable in securities of the Company other than shares of Common Stock, then in each such event provision shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Company that they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this
Section 10 with respect to the rights of the holders of the Series A Preferred Stock or with respect to such other securities by their terms.

         10.5 Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 10), then in any such event each holder of Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of

Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. The Company shall give each holder of Series A Preferred Stock at least 10 days prior written notice of any event requiring adjustment pursuant to this Section 10.5.

         10.6 Sale of Shares Below Conversion Price.

                  (a) Adjustment Formula. If at any time or from time to time after the Original Issue Date the Company issues or sells, or is deemed by the provisions of this Section 10.7 to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), otherwise than in connection with a Common Stock Event as provided in Section 10.3 hereof, a dividend or distribution as provided in Section 10.4 hereof or a recapitalization, reclassification or other change as provided in Section 10.5 hereof, for (i) an Effective Price (as hereinafter defined) that is less than the Conversion Price for Series A Preferred Stock in effect immediately prior to such issue or sale and for (ii) Aggregate Consideration Received to the Company in excess of $750,000, then, and in each such case, the Conversion Price for Series A Preferred Stock shall be reduced, as of the close of business on the date of such issue or sale, to the Effective Price per share for such Additional Shares of Common Stock.

                  (b) Certain Definitions. For the purpose of making any adjustment required under this Section 10.6:

                  (1) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company, whether or not subsequently reacquired or retired by the Company and whether or not restricted at the time of issuance or sale (or deemed issuance or sale), other than
         (A) shares of Common Stock issued or issuable upon conversion of Series A Preferred Stock and (B) Excluded Securities.

                  (2) The "Aggregate Consideration Received" by the Company for any issue or sale (or deemed issue or sale) of securities shall (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company; (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors; and (C) if Additional Shares of Common Stock, Convertible Securities or Rights or Options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration that covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options.

                  (2) "Convertible Securities" shall mean stock or other securities convertible into or exchangeable for shares of Common Stock, other than Excluded Securities.

                  (3) The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Company under this Section 10.6, into the Aggregate Consideration Received, or deemed to have been received, by the Company under this Section 10.6, for the issue of such Additional Shares of Common Stock.

                  (4) "Excluded Securities" shall mean, collectively (i) shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock (including additional shares of Series A Preferred Stock that may have been heretofore issued or may be issued after the date hereof as a stock dividend in the Series A Preferred Stock), (ii) up to 21,525,120 shares of Common Stock issuable or issued to employees, consultants, independent contractors, or directors of the Company directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of the Company, or (iii) shares of Common Stock issuable upon exercise of warrants outstanding or assumed as of the date of this Certificate.

                  (5) "Rights or Options" shall mean warrants, options or other rights to purchase or acquire shares of Common Stock or Convertible Securities, other than Excluded Securities.

                  (c) Deemed Issuances. For the purpose of making any adjustment to the Conversion Price of the Series A Preferred Stock required under this
Section 10.6, if the Company issues or sells any Rights or Options or Convertible Securities and if the Effective Price of the shares of Common Stock issuable upon exercise of such Rights or Options and/or the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or antidilution clauses) is less than the Conversion Price, then the Company shall be deemed to have issued, at the time of the issuance of such Rights, Options or Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock issuable upon exercise or conversion of such Rights, Options or Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to the Company upon the exercise in full of such Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; provided that:

                  (a) if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, then the Company shall be deemed to have received the maximum amounts of consideration without reference to such clauses, and the Company shall be deemed to have received an amount other than the maximum amount from time to time upon the occurrence of the dilutive or antidilutive event;

                  (b) if the minimum amount of consideration payable to the Company upon the exercise of Rights or Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events other than by reason of antidilution or similar protective adjustments, then the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and

                  (c) if the minimum amount of consideration payable to the Company upon the exercise of such Rights or Options or the conversion or exchange of Convertible Securities is subsequently increased, then the Effective Price shall again be recalculated using the increased minimum amount of consideration payable to the Company upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities.

         No further adjustment of the Conversion Price, adjusted upon the issuance of such Rights or Options or Convertible Securities, shall be made as a result of the actual issuance of shares of Common Stock on the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities. If any such Rights or Options or the conversion rights represented by any such Convertible Securities shall expire without having been fully exercised, then the Conversion Price as adjusted upon the issuance of such Rights or Options or Convertible Securities shall be readjusted to the Conversion Price that would have been in effect had an adjustment been made on the basis that the only shares of Common Stock so issued were the shares of Common Stock, if any, that were actually issued or sold on the exercise of such Rights or Options or rights of conversion or exchange of such Convertible Securities, and such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of any such Rights or Options, whether or not exercised, plus the consideration received for issuing or selling all such Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series A Preferred Stock.

         10.7 Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for Series A Preferred Stock, the Company, at its expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Series A Preferred Stock at the holder's address as shown in the Company's books.

         10.8 Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Series A Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Company shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock's fair market value as determined in good faith by the Board of Directors as of the date of conversion.

         10.9 Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         10.10 Notices. Any notice required by the provisions of this Section 10 to be given to the holders of shares of the Series A Preferred Stock shall be deemed given upon the earlier of actual receipt or deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Company.

         10.10 No Impairment. The Company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

         11. Redemption of the Series A Preferred Stock.

                  (a) Redemption Date and Price. At any time after second anniversary of the Original Issue Date, but on a date (the "Redemption Date") within thirty (30) days after receipt by the Company of a written request (a "Redemption Election") from any holder of Series A Preferred Stock (a "Redeeming Holder") that all or some of the shares held by such Redeeming Holder be redeemed, the Company shall, to the extent it may lawfully do so, redeem that number of shares specified in the Redemption Election in accordance with the procedures set forth in this Section 11 by paying in cash therefor a sum per share equal to $1.12 per share of Series A Preferred Stock (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) plus all accrued but unpaid dividends on such shares (the "Redemption Price").

                  (b) Procedure. Within ten (10) days following its receipt of the Redemption Election, the Company shall mail a written notice, first class postage prepaid, to the Redeeming Holder at the address last shown on the records of the Company for the Redeeming Holder, specifying the number of shares eligible to be redeemed from the Redeeming Holder, the Redemption Date, the applicable Redemption Price and the place at which payment may be obtained, and calling upon the Redeeming Holder to surrender to the Company, in the manner and at the place designated, the Redeeming Holder's certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). On or after the Redemption Date, the Redeeming Holder shall surrender to the Company the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. As promptly as practicable after receipt of the surrendered certificate or certificates (and in no event more than three days following the Redemption Date) the Company shall issue and deliver to or upon the written order of such Redeeming Holder, at such office or other place designated by the Redeeming Holder, a check for cash with respect the shares so redeemed. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                  (c) Effect of Redemption; Insufficient Funds. From and after any Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the Redeeming Holder (except the right to receive the Redemption Price upon surrender of the applicable share certificate or certificates) shall cease with respect to the shares designated to be redeemed on such Redemption Date, and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever. If the funds of the Company legally available for redemption of shares of Series A Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series A Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares. If shares of more than one Redeeming Holder are to be redeemed on any Redemption Date, those funds which are legally available will be used to redeem the maximum possible number of shares, allocated ratably among the holders of such shares to be redeemed based upon the total Redemption Price applicable to the shares of Series A Preferred Stock designated to be redeemed by each Redeeming Holder. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Company are legally available for the redemption of shares of Series A Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Company has become obliged to redeem on any Redemption Date but which it has not redeemed.

         12. General Provisions.

                  (a) The term "Person" as used herein means any corporation, partnership, trust, organization, association, or other entity or individual.

                  (b) The term "outstanding", when used with reference to shares of stock, shall mean issued shares, excluding shares held by the Company or a subsidiary.

                  (c) The headings of the paragraphs, subparagraphs, clauses and subclauses of this Certificate of Designation are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

         THIRD: The foregoing resolutions were duly adopted as of March 22, 2001 by all necessary action on the part of the Company.

Dated:  March 22, 2001                                  POWERBRIEF, INC.



                                                        -----------------------
                                                        Ernest D. Rapp
                                                        Chief Executive Officer